Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Quarta-Rad, Inc.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 3 to Form S-1 of our report dated January 22, 2016, relating to the financial statements of Quarta-Rad, Inc. (which expresses an unqualified opinion on the financial statements, an emphasis of matter on the related party supplier relationship and an explanatory paragraph referring to the Company’s ability to continue as a going concern) for the year ended December 31, 2014, which is contained in that Prospectus, which is contained in Part II of this Registration Statement on Amendment No. 3 to Form S-1.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Hartley Moore Accountancy Corporation
Hartley Moore Accountancy Corporation
February 1 , 2016
Irvine, CA